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                                  NEWS RELEASE

Contact:
Thomas Gunning
Secretary/Treasurer
Covista Communications, Inc.
Tel: 201-599-6464
Fax: 201-599-8343
E-mail: tgunning@covista.com

                              For Immediate Release

            COVISTA COMMUNICATIONS, INC. ANNOUNCES OPERATING RESULTS
               FOR QUARTER AND NINE MONTHS ENDED OCTOBER 31, 2003;
                          MAINTAINS POSITIVE CASH FLOW

CHATTANOOGA, TN - December 12, 2003 - Covista Communications, Inc. (NASDAQ symbol: CVST) today announced operating results for the three and nine-month periods ended October 31, 2003. For the three months ended October 31, 2003, the Company reported a loss of $172,000 or $0.01 a share on sales of $20,337,000 as compared with a loss of $431,000 or $0.03 per share on sales of $26,773,000 for the prior year's fiscal period. The Company reported a loss of $1,836,000 or $0.10 per share on revenues of $65,064,000 for the nine months ended October 31, 2003, as compared with a loss of $6,512,000 or $0.52 per share on revenues of $77,002,000 for the comparable period in the prior fiscal year.

John Leach, President and Chief Executive Officer of Covista stated, "the operating results for the most recent quarter and YTD demonstrate Covista's resolve to return to profitability. By consistently improving our network efficiency and monitoring our operating expenses, we have dramatically reduced the nine months operating loss by $4,676,000 from $6,512,000 to $1,836,000. Even more encouraging are the results for the three months ended October 31, 2003 where the per share loss has been narrowed to only $ 0.01."

Mr. Leach continued, "Going forward, we will focus on growing revenues by aggressively marketing our local product as well as our traditional long distance service all the while continuing to optimize our network and reduce our selling, general and administrative costs."

About Covista:

Covista is a facilities-based long distance telecommunications services provider with a substantial customer base in the residential and commercial market segments. Its products and services include a broad range of voice, data and Internet solutions, including local, long distance and toll-free services, calling cards, Internet access, directory assistance and teleconferencing services. Covista currently owns and operates switches in New York City, Philadelphia, Dallas, Chattanooga and Minneapolis. Covista operates Network Operations, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For





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information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

The following is a consolidated summary of operations (unaudited) for the quarter and nine months ended October 31, 2002 and 2001:

                                              Nine-Months Ended October 31             Three-Months Ended October 31
                                               2003                  2002                 2003                2002
                                        ---------------------------------------------------------------------------------
Revenues                                        $65,064,000           $77,002,000          $20,337,000        $26,773,000
Cost and expense                                $66,665,000            83,708,000           20,442,000         27,071,000
Operating loss                                   (1,601,000)           (6,706,000)            (105,000)          (298,000)
Other income (expense) net                         (235,000)              194,000              (67,000)          (133,000)
Net earning loss                                 (1,836,000)           (6,512,000)            (172,000)          (431,000)
Comprehensive income loss                        (1,836,000)           (6,512,000)            (172,000)          (431,000)
                                        ---------------------------------------------------------------------------------
Basic loss per common share                          $(0.10)               $(0.52)              $(0.01)            $(0.03)
Diluted loss per common share                         (0.10)               $(0.52)              $(0.01)            $(0.03)
Average number of common shares
         Basic                                   17,790,870            12,612,053           17,806,425         12,697,673
         Diluted                                 17,790,870            12,612,053           17,806,425         12,697,673


Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers, including wireless providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-K and form 10-Q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.

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